EXHIBIT 11

              STATEMENT REGARDING CALCULATION OF EARNINGS PER SHARE

                                                    For the Three Months Ended   For the Nine Months Ended
                                                               June 30,                  June 30,
                                                    -------------------------------------------------------
                                                          1997         1996          1997       1996
                                                    -------------------------------------------------------
                                                      (Dollars in thousands       (Dollars in thousands
                                                    except earnings per share)  except earnings per share)
Weighted average common shares outstanding              2,690,870    3,243,548    2,797,450    3,480,910
Common stock equivalent shares on stock options           189,052      110,382      171,736       97,952
                                                       -------------------------------------------------
Weighted average common and common equivalent shares    2,879,922    3,353,930    2,969,186    3,578,862


Net earnings                                           $      823   $      684   $    2,270   $    1,565
                                                       =================================================

Earnings per common and common equivalent shares:      $     0.29   $     0.21   $     0.76   $     0.44
                                                       =================================================



 Earnings per share of common stock for the three and nine months ended June 30, 1997, and 1996, have been determined by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Stock options are regarded as common stock equivalents computed using the treasury stock method. Shares acquired by the employee stock benefit plans are not considered in the weighted average shares outstanding until shares are committed to be released to an employee's individual account or have been earned. The difference between primary and fully diluted earnings per share is not material.

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